UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 10, 2008

Transdel Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52998	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 Executive Square, Suite 460 La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 457-5300

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement

In accordance with the Master Services Agreement dated as of April 10, 2007, between us and Cato Research Ltd., a contract research and development organization (“Cato”), on June 10, 2008, we entered into a clinical trial services agreement with Cato (“Agreement”) pursuant to which Cato will serve as our strategic partner and contract research organization in conducting our Phase 3 clinical program for Ketotransdel™, our novel topical cream based non-steroidal anti-inflammatory drug for pain. Pursuant to the Agreement, we will make payments to Cato upon its completion of certain specified milestones. If all milestones under the Agreement are completed and the estimated pass-through costs are incurred, our total costs under the Agreement are estimated at $3.3 million. In addition, any changes to budget parameters identified in the Agreement may result in additional costs to us. There can be no assurance that Cato will complete its performance under the Agreement, and to the extent that such performance is completed, the clinical test results for Ketotransdel™ will be satisfactory.

Item 8.01 Other Events.

On June 16, 2008, we issued a press release announcing that we have initiated our Phase 3 clinical program for Ketotransdel™ and entered into an agreement with Cato whereby Cato will serve as our strategic partner and contract research organization in conducting the Phase 3 clinical program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDEL PHARMACEUTICALS, INC.

Dated: June 16, 2008	By: /s/ John T. Lomoro
Name: John T. Lomoro
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 16, 2008.